UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2008 (July 7, 2008)

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, New York, New York	10010
(Address of registrant’s principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed on February 5, 2008, Weight Watchers International, Inc. (the “Company”) and Groupe DANONE S.A. (“Groupe DANONE”), a company organized and existing under the laws of France, announced that Weight Watchers Asia Holdings Ltd. (“Weight Watchers Asia”), a direct wholly-owned subsidiary of the Company, and Danone Dairy Asia, an indirect wholly-owned subsidiary of Groupe DANONE, had entered into a joint venture agreement to establish a weight management business in the People’s Republic of China. In accordance with the joint venture agreement, on July 7, 2008, the Company entered into an Intellectual Property License Agreement (the “License Agreement”) with Weight Watchers Danone China Limited, a company duly organized and existing under the laws of Hong Kong (the “Joint Venture”), granting the Joint Venture an exclusive license within the People’s Republic of China to certain Weight Watchers intellectual property rights for the purpose of engaging in the operation of weight management classes, the manufacture and sale of branded products in the meeting room, the publication of a weight management branded print magazine and the offer of weight management products and services over the Internet. In consideration for granting these rights, the Company will receive from the Joint Venture a royalty of ten percent on all of the Joint Venture’s and its subsidiaries’ revenues, net of taxes. Effective as of March 7, 2008, the License Agreement has an initial term of ten years and is automatically renewable for successive ten year terms thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED July 11, 2008	By:	/s/ Jeffrey A. Fiarman

	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary